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                                                                   EXHIBIT 10.12

                  [LETTERHEAD OF MEDIAPLEX INC. APPEARS HERE]

                                 March 7, 2000

VIA TELEFAX:  650-321-1387
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Mr. Michael Stanek
Four Altree Court
Atherton, CA 94027

     Re:  Terms of Employment Offer with Mediaplex, Inc.
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Dear Michael:

     Mediaplex, Inc, (the "Company"), is pleased to offer you the position described below. This letter sets forth the terms and conditions of your employment with the Company.

I.   Description of Employment Position and Responsibilities. You will serve in
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     the position of Chief Financial Officer. By executing this agreement, you agree to assume and discharge such duties and responsibilities as are commensurate with this position and such other duties and responsibilities that are assigned to you from time to time by the Company's Board of Directors, Chief Executive Officer, or your then supervisor. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment.

II.  Employment Considerations.
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     2.1  At-Will Employment.  You acknowledge that your employment with the
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     Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and without notice.

     2.2  Employment Eligibility.  Your employment is contingent on your
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     submission to the Company of satisfactory original documentation to verify your identity and eligibility for employment in the United States.
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Mr. Michael Stanek                                                      [LOGO]
March 7, 2000
Page 2 of 6


III.  Compensation.
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      3.1  Base Salary. In consideration of your services, effective March 8,
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      2000, you will be paid an annual base salary of $250,000 (Two Hundred and
      Fifty Thousand Dollars and no Cents), payable no less frequently than on a monthly basis in accordance with the Company's standard payroll practices. Your base salary, in conjunction with your performance evaluation, is normally reviewed annually by the appropriate management of the Company.

      3.2  Incentive Compensation. In addition to your base salary, you may be
           ----------------------
      entitled to participate in such incentive compensation plan that may be adopted by the Company in its sole discretion. You understand that the adoption of any such plan, the eligibility and measurement criteria and all other terms shall be at the sole discretion of the Company. You will be eligible to receive a bonus of up to 15% (Fifteen Percent) of your Base Salary upon the achievement of certain milestones to be established by your supervisor within thirty (30) days of your date of commencement with the Company.

      3.3  Forgiveable Loan. In addition to the Base Salary and Incentive
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      Compensation described above, upon the earlier of the successful completion of the proposed follow-on offering or the expiration of forty-five (45) days from your commencement of employment with the Company, you shall receive from the Company a one-time loan in the amount of One Million Dollars ($1 million). This loan shall be forgiven upon the expiration of four (4) years from the date of the commencement of your employment under this Agreement. Provided however, in the event your employment is terminated for Cause as defined herein, or you voluntarily terminate your employment, you shall be responsible to pay the Company the remaining balance of the loan at the time of your termination, including interest on the remaining principal at the reasonable fixed commercial rate of six percent (6.0%).

      3.4. Termination for Other Than Cause. In the event that the Company
           --------------------------------
      elects to terminate you for other than "Cause" (as defined below), you will be entitled to receive two (2) weeks of compensation for every four
      (4) weeks you were employed at the Company up to a maximum amount of six
      (6) months of paid salary. This severance may be paid after termination by the Company in its sole discretion in one lump sum or every two-weeks until paid off in its entirety. Additionally, in the event that the Company elects to terminate you for other than "Cause", you shall be entitled to receive any compensation or benefits due to you under your Stock Option Agreement, which shall be sent to you separately. Termination pursuant to this Section does not prejudice any other remedy to which the terminating party may be entitled at law, in equity or under this Agreement. This is the only termination agreement between the Company and you, and the parties acknowledge that this Agreement supersedes and replaces and other written or oral agreement, representation, or understanding between the parties concerning termination and that this Agreement can only be modified in a writing signed by the Company's Chief Executive Officer or an officer authorized and instructed to do so by the Board of Directors.
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Mr. Michael Stanek                                                      [LOGO]
March 7, 2000
Page 3 of 6


     3.5  Termination for Cause.   In the event that your employment with the
          ---------------------
     Company is terminated for "Cause" (as defined below), you shall not be entitled to receive any severance benefits, including, without limitation, those benefits described in paragraph 3.4 above, or other compensation by the Company, except as to that portion of any unpaid salary, incentive bonus and other benefits earned by you up to and including the effective date of such termination and the ability to exercise the vested portion of your options in accordance with the terms of your Stock Option Agreement.

     3.6  "Cause" Defined.   "Cause" shall mean any one of the following: (i)
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     your conviction of (or plea of guilty or nolo contendere to) a felony which the Board of Directors reasonably believes had or will have a material detrimental effect on the Company's reputation or business, (ii) a grossly negligent or willful act by you which constitutes gross misconduct and which is injurious to the Company, or (iii) continued violations by you of your material duties which are demonstrably willful or grossly negligent or a willful disregard for lawful directives of the Chief Executive Officer or the Board of Directors on your part forty five (45) days after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company's belief that have not substantially performed your duties.

     3.7  Death or Disability. Your death or permanent disability while employed
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     under this agreement will be treated as termination of employment by the
     Company without Cause in accordance with Section 3.3 above; provided, however, that the vesting acceleration under your Option Agreement shall be limited to the greater of (i) 150,000 shares or (ii) the number of shares actually vested as of such termination.

     3.8  Voluntary Termination. In the event that you terminate your employment
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     with the Company of your own volition and not as a result of circumstances described in Section 3.6 above, such termination will have the same consequences as a termination for Cause under Section 3.4 above.

IV.  Additional Benefits.
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     4.1  Health Insurance/Vacation/Benefit Plans.  You will be entitled to
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     receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility therefor. You shall be entitled to three (3) weeks of paid vacation per year; the terms and conditions of your vacation benefits shall be in accordance with the Company's vacation policy in effect at that time. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

     4.2  Reimbursed Expenses.  The Company shall reimburse you for all
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     reasonable expenses actually incurred or paid by you in the performance of your services on behalf
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Mr. Michael Stanek                                                      [LOGO]
March 7, 2000
Page 4 of 6


     of the Company, upon prior authorization and approval in accordance with the Company's expense reimbursement policy as from time to time in effect.

     4.3  Stock Options.  Pursuant to Board approval, and under the terms and
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     conditions of the Company's Stock Option Plan and Stock Option Agreement,
     including the stock vesting provisions contained therein, you will be granted an option to purchase 293,385 (two hundred and ninety three thousand, three hundred and eighty five) shares of common stock of the Company as follows:

          a. 75,000 options (the "Initial Options") with an exercise price of $12 per share to vest on the commencement of your employment with the Company (the "Vesting Commencement Date").

          b. 121,325 options with an exercise price of $12 per share to vest on the one-year anniversary of the Vesting Commencement Date; and

          c. 97,060 options (the "97,060 Options") with an exercise price of $12 per share; one-quarter of which, or 24,265 of these options, shall vest on the one-year anniversary of the Vesting Commencement Date and one-forty-eighth (1/48/th/) of the 97,060 Options to vest on the last day of each month for a three-year period thereafter.

     The Company Stock Option Plan, including the Stock Option Agreement, will be sent to you separately.

     4.3  Lock-Up.  You agree that you shall not sell, distribute or otherwise
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     transfer the Initial Options or the securities underlying the Initial
     Options prior to the expiration of 180 days from the date of the Vesting Commencement Date.


V.   Intellectual Property Rights/Confidential Information.
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     5.1  Valuable Trade Secrets. You agree that the Company is the owner of
          ----------------------
     valuable trade secrets, client, vendor, customer and contractor lists and other confidential and proprietary information. As such, you agree that your employment is contingent upon your execution of, and delivery to, the Company of a Confidential Information and Invention Assignment Agreement ("Intellectual Property Agreement") in the standard form utilized by the Company.

     5.2  Additional Confidential Information. You agree to maintain the
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     confidentiality of all elements of this Agreement, agreeing to an absolute prohibition on any disclosure or use of such information in any fashion, with the exception of discussions with your supervisor or myself, and Messrs. Jon Edwards and Tim Favia. As you are well aware the maintenance of confidentiality of this kind of information is critical to our organization.

     5.3  Equitable Remedies.  You agree that it would be impossible or
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     inadequate to measure and calculate the Company's damages from any breach of the covenants set
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Mr. Michael Stanek                                                      [LOGO]
March 7, 2000
Page 5 of 6


       forth in this Section as well as Sections 1, 2, 3, and 5 of the Intellectual Property Agreement. Accordingly, you agree that if you breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. You further agree that no bond or other security shall be required in obtaining, such equitable relief and you hereby consent to the issuance of such injunction and to the ordering of specific performance.

VI.    Non-Competition/Conflicting Employment. You agree that, during the term
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       of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and/or its customers are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

VII.   Arbitration. Except as otherwise provided in Section 5.3 above, it is
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       agreed that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be exclusively settled by confidential arbitration to be held in San Francisco County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitrator's decision in any court having jurisdiction. Each party shall pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

VIII.  Existing Relationship with Garage.com.  It is Company's understanding
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       that you have entered into an employment relationship with Garage.com which you represent and warrant to be an at-will agreement and which you can terminate with or without cause at any time. By signing this Agreement, you agree that you will simultaneously:

          a.   terminate your employment relationship with Garage.com;

          b. comply with all obligations and contractual commitments arising from your employment relationship with Garage.com, including but not limited to, Confidentiality, Non-Disclosure and Non-Solicitation agreements; and

          c. notify Garage.com and shall not exercise any and all options, vested and unvested, granted to you to purchase Garage.com stock.

       Mediaplex, Inc. shall indemnify you from any legal action, excluding fraud and any intentional torts, brought by Garage.com in connection with you terminating your employment relationship with that company and executing this employment agreement with Mediaplex, Inc.

Mr. Michael Stanek                                                      [LOGO]
March 7, 2000
Page 6 of 6


IX.  General Provisions.
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     9.1  Governing Law.  This offer letter will be governed by the laws of the
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          State of California.

     9.2  Entire Agreement.  This offer letter sets forth the entire agreement
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          and understanding between the Company and you relating to your employment and supersedes all prior verbal discussion and written agreements between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this agreement must be executed in writing and signed by you and the President of the Company.

     9.3  Successors/Assigns.  This agreement will be binding upon your heirs,
          ------------------
          executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

     Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter, and the Confidential Information and Invention Assignment Agreement as soon as possible. This offer shall expire at 5:00 p.m. on March 8, 2000 if not accepted by you and executed and returned below prior to that time.

     If you have any questions about this offer letter, please call me directly.

                              MEDIAPLEX, INC.



                              By: /s/ Gregory R. Raifman
                                  __________________________________
                                  Gregory R. Raifman
                                  Chairman and Chief Executive Officer


ACCEPTANCE:

     I accept the terms of my employment with Mediaplex, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party with cause and with or without notice.

Mr. Michael Stanek

/s/ Michael Stanek
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March 8, 2000
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Date